Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-230014) on Form N-2 of PennantPark Investment Corporation of our reports dated November 21, 2019 relating to our audit of the consolidated financial statements and internal control over financial reporting of PennantPark Investment Corporation and its Subsidiaries, which appear in the September 30, 2019 Annual Report to Stockholders, which is also incorporated by reference into the Prospectus, which is part of this Registration Statement. We also consent to use in this Registration Statement of our report dated November 21, 2019 relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

New York, New York

December 13, 2019